EXHIBIT 10.5
INTERDIGITAL, INC.

TERM SHEET FOR RESTRICTED STOCK UNITS
(Nonemployee Directors — Election Award)
InterDigital, Inc. (the “Company”), hereby grants to Grantee named below the number of restricted stock units specified below (the “Award”), upon the terms and subject to the conditions set forth in this Term Sheet, the Plan specified below (the “Plan”) and the Standard Terms and Conditions (the “Standard Terms and Conditions”) adopted under the Plan and provided to Grantee, each as amended from time to time. Each restricted stock unit subject to the Award represents the right to receive one share of the Company’s Common Stock, subject to the conditions set forth in this Term Sheet, the Plan and the Standard Terms and Conditions. The Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions. Capitalized terms not defined herein have the meanings set forth in the Plan or Standard Terms and Conditions.

Plan:	The Award is granted pursuant to the Company’s 2009 Stock Incentive Plan.

Name of Grantee:

Grant Number:

Grant Date:

Number of Restricted Stock Units Subject to the Award:

Vesting Schedule:	The Award vests with respect to one-third of the restricted stock units on each of the first three anniversaries of the Grant Date, provided that the Award will earlier vest with respect to 100% of the restricted stock units on the earlier of (i) a Change in Control or (ii) the date on which Grantee suffers an Unforeseeable Emergency (each date on which all or a portion of the Award vests a “Vesting Date”).
By accepting this Term Sheet, Grantee acknowledges that he or she has received and read, and agrees that the Award shall be subject to, the terms of this Term Sheet, the Plan and the Standard Terms and Conditions.

ATTEST:	INTERDIGITAL, INC.

BY:
William J. Merritt, President and CEO

ATTEST:	GRANTEE